UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)


                      Wellsford Real Properties, Inc.
----------------------------------------------------------------------------
                              (Name of Issuer)


                       Common Stock, $0.01 par value
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                       (Title of Class of Securities)


                                 950241109
                 -----------------------------------------
                               (CUSIP Number)

                           Stephen Fraidin, P.C.
                  Fried, Frank, Harris, Shriver & Jacobson
                             One New York Plaza
                          New York, New York 10004
                               (212) 859-8140

----------------------------------------------------------------------------
    (Name, Address and Telephone Number of Person Authorized to Receive
                        Notices and Communications)


                              February 2, 2000
                 -----------------------------------------
          (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             SCHEDULE 13D

CUSIP No. 950241109                 Page 2 of 6 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Gotham Partners, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York

  NUMBER OF      7  SOLE VOTING POWER

   SHARES           1,592,332

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH       0

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH         1,592,332

                10  SHARED DISPOSITIVE POWER

                    0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,592,332

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    7.82%

14  TYPE OF REPORTING PERSON*

    PN


                             *SEE INSTRUCTIONS

                             SCHEDULE 13D

CUSIP No. 950241109                 Page 3 of 6 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Gotham Partners III, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York

  NUMBER OF      7  SOLE VOTING POWER

   SHARES           1,200

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH       0

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH         1,200

                10  SHARED DISPOSITIVE POWER

                    0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,200

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.01%

14  TYPE OF REPORTING PERSON*

    PN


                             *SEE INSTRUCTIONS

                             SCHEDULE 13D

CUSIP No. 950241109                 Page 4 of 6 Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Gotham Partners, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                         (b)  [ ]

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

  NUMBER OF      7  SOLE VOTING POWER

   SHARES           980,100

 BENEFICIALLY    8  SHARED VOTING POWER

OWNED BY EACH       0

 REPORTING       9  SOLE DISPOSITIVE POWER

PERSON WITH         980,100

                10  SHARED DISPOSITIVE POWER

                    0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    980,100

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES*

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    4.82%

14  TYPE OF REPORTING PERSON*

    OO; IA


                             *SEE INSTRUCTIONS

Item 7.   Material to be Filed as Exhibits

     The following exhibits are being filed with this Schedule 13D:

Exhibit 1 A written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) promulgated under the Securities Exchange Act of 1934 (incorporated by reference to the filing on Schedule 13D dated December 29, 1999 which this Amendment No. 1 to Schedule 13D amends).

Exhibit 2    Press Release of First Union Real Estate Equity and
Mortgage Investments dated February 2, 2000.

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 4, 2000


                          GOTHAM PARTNERS, L.P.


                          By:    Section H Partners, L.P.,
                                 its general partner


                             By: Karenina Corporation,
                                 a general partner of Section H Partners, L.P.


                                 By:     /s/ William A. Ackman
                                     ---------------------------------------
                                     William A. Ackman
                                     President


                          GOTHAM PARTNERS III, L.P.


                          By:    Section H Partners, L.P.,
                                 its general partner


                             By: Karenina Corporation,
                                 a general partner of Section H Partners, L.P.


                                 By:    /s/  William A. Ackman
                                     ---------------------------------------
                                     William A. Ackman
                                     President


                          GOTHAM INTERNATIONAL ADVISORS, L.L.C.


                          By:        /s/ William A. Ackman
                              ----------------------------------------------
                                 William A. Ackman
                                 Senior Managing Member